Exhibit 99.1

Extra Space Storage Inc. PHONE (801) 365-4600 FAX (801) 365-4855 2795 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports 2013 Fourth Quarter and Year End Results

~ Grows FFO as Adjusted by 26.7% for the Quarter and 29.3% for the Year ~

~ Increases Same-Store Revenue by 6.6% for the Quarter and 7.4% for the Year ~

~ Increases Same-Store NOI by 8.9% for the Quarter and 10.0% for the Year ~

SALT LAKE CITY, February 20, 2014 — Extra Space Storage Inc. (NYSE: EXR) (the “Company”), a leading owner and operator of self-storage properties in the United States, announced operating results for the three months and year ended December 31, 2013.

Highlights for the three months ended December 31, 2013:

•                  Achieved funds from operations (“FFO”) of $0.52 per diluted share, including a $0.04 expense related to costs associated with acquisitions and a $0.01 expense related to the Company’s exchangeable senior notes.  Excluding these items, FFO as adjusted was $0.57 per diluted share representing a 26.7% increase compared to the same period in 2012.

•                  Increased same-store revenue and net operating income (“NOI”) by 6.6% and 8.9%, respectively, compared to the same period in 2012.

•                  Increased same-store occupancy by 130 basis points to 89.2% at December 31, 2013, compared to 87.9% as of December 31, 2012.

•                  Acquired 50 properties for approximately $310.4 million.

•                  Paid a quarterly dividend of $0.40 per share.

Spencer F. Kirk, CEO of Extra Space Storage Inc., commented:  “2013 was an exceptional year for the self-storage industry and for Extra Space Storage.  We saw record high occupancies and strong operational performance.  The inflow of new supply continues to be minimal.  We are committed to the fundamentals of our business and our focus on being the best at getting better will drive financial and operational excellence in 2014. ”

FFO Per Share:

The following table outlines the Company’s FFO and FFO as adjusted for the three months and years ended December 31, 2013 and 2012.  The table also provides a reconciliation to GAAP net income and earnings per diluted share for each period presented (amounts shown in thousands, except share data - unaudited):

	For the Three Months Ended December 31,				For the Year Ended December 31,
	2013		2012		2013		2012
		(per share)		(per share)		(per share)		(per share)
Net income attributable to common stockholders	$76,940	$0.66	$36,076	$0.34	$172,076	$1.53	$117,309	$1.14
Impact of the difference in weighted average number of shares-diluted (1)		(0.02)		—		(0.06)		—
Adjustments:
Real estate depreciation	21,327	0.18	17,921	0.14	78,943	0.68	64,301	0.58
Amortization of intangibles	3,265	0.03	2,633	0.02	11,463	0.10	6,763	0.06
Gain on sale of real estate assets	(160)	—	—	—	(960)	(0.01)	—	—
Unconsolidated joint venture real estate depreciation and amortization	1,236	0.01	1,671	0.02	5,676	0.05	7,014	0.06
Unconsolidated joint venture gain on sale of properties and purchase of partners’ interest	(43,476)	(0.37)	(11,581)	(0.10)	(46,032)	(0.40)	(30,630)	(0.29)
Distributions paid on Preferred Operating Partnership units	(1,437)	(0.01)	(1,437)	(0.01)	(5,750)	(0.05)	(5,750)	(0.05)
Income allocated to Operating Partnership noncontrolling interests	5,221	0.04	2,786	0.02	13,431	0.12	10,349	0.09
Funds from operations	$62,916	$0.52	$48,069	$0.43	$228,847	$1.96	$169,356	$1.59

Adjustments:
Loss on extinguishment of debt related to portfolio acquisition	—	—	—	—	9,153	0.08	—	—
Non-cash interest expense related to amortization of discount on exchangeable senior notes	457	0.01	—	—	1,404	0.01	444	—
Acquisition related costs	5,056	0.04	1,787	0.02	8,618	0.07	5,351	0.05
Funds from operations - adjusted	$68,429	$0.57	$49,856	$0.45	$248,022	$2.12	$175,151	$1.64

Weighted average number of shares - diluted (2)	120,691,510		112,007,741		116,730,519		106,523,015

(1) Adjustment to account for the difference between shares used to calculate earnings per share using the two class method versus FFO per share and FFO-adjusted per share calculated assuming full redemption of OP units as described in note (2).

(2) Extra Space Storage, L.P. (the “Operating Partnership”) has preferred and common operating partnership units (“OP units”). These OP units can be redeemed for shares of the Company’s common stock. Redemption of all OP units has been assumed for purposes of calculating FFO per share, FFO-adjusted per share and the weighted average number of shares - diluted. The computation of weighted average shares for FFO - diluted also includes the effect of share - based compensation plans using the treasury stock method.

Operating Results and Same-Store Property Performance:

The following table outlines the Company’s same-store property performance for the three months and year ended December 31, 2013 and 2012 (amounts shown in thousands, except property count data - unaudited):

	For the Three Months Ended December 31,		Percent	For the Year Ended December 31,		Percent
	2013	2012	Change	2013	2012	Change
Same-store rental and tenant reinsurance revenues	$88,056	$82,603	6.6%	$345,825	$321,962	7.4%
Same-store operating and tenant reinsurance expenses	26,071	25,704	1.4%	104,377	102,379	2.0%
Same-store net operating income	$61,985	$56,899	8.9%	$241,448	$219,583	10.0%

Non same-store rental and tenant reinsurance revenues	$47,174	$24,834	90.0%	$148,174	$61,728	140.0%
Non same-store operating and tenant reinsurance expenses	$13,703	$8,819	55.4%	$44,657	$19,518	128.8%

Total rental and tenant reinsurance revenues	$135,230	$107,437	25.9%	$493,999	$383,690	28.7%
Total operating and tenant reinsurance expenses	$39,774	$34,523	15.2%	$149,034	$121,897	22.3%

Same-store square foot occupancy as of quarter end	89.2%	87.9%		89.2%	87.9%

Properties included in same-store	344	344		344	344

Same-store revenues for the three months and year ended December 31, 2013 increased due to gains in occupancy, lower discounts to new customers and higher rental rates for both new and existing customers.  Expenses were higher for the same periods due to increases in payroll, property taxes and repair and maintenance expenses.

The Company’s major markets with revenue growth above the portfolio average for the three months ended December 31, 2013 included Boston, Chicago, Cincinnati and Denver.  Major markets performing below the Company’s portfolio average included Indianapolis, Sacramento and Seattle.

Acquisition and Third-Party Management Activity:

During the quarter, the Company acquired 50 properties for approximately $310.4 million.  Twenty-four of the 50 assets acquired consisted of the buyout of partners’ interests in existing joint ventures.  Subsequent to the end of the quarter, the Company acquired 18 additional properties located in Texas and Virginia for approximately $213.8 million.

The Company has eight additional properties under contract for a total purchase price of approximately $89.9 million.  The purchase of these properties is expected to occur by the end of April 2014.  These acquisitions are subject to due diligence and other customary closing conditions and no assurance can be provided that these acquisitions will be completed on the terms described, or at all.

As of December 31, 2013, the Company managed 250 properties for third-party owners.  With an additional 273 properties owned and operated in joint ventures, the Company had a total of 523 properties under management.  The Company continues to be the largest self-storage management company in the United States.

Balance Sheet:

As of December 31, 2013, the Company’s percentage of fixed-rate debt to total debt was 82.7%. The weighted average interest rates of the Company’s fixed and variable rate debt were 4.1% and 2.1%, respectively.  The combined weighted average interest rate was 3.8% with a weighted average maturity of approximately 5.5 years.

Dividends:

On December 31, 2013, the Company paid a fourth quarter common stock dividend of $0.40 per share to stockholders of record at the close of business on December 13, 2013.

Outlook:

The following table outlines the Company’s FFO estimates and annual assumptions for the year ending December 31, 2014:

	Ranges for 2014 Annual Assumptions		Notes

Funds from operations	$2.32	$2.41
Funds from operations as adjusted	$2.38	$2.47

Same-store property revenue growth	5.5%	6.5%	Includes tenant reinsurance
Same-store property expense growth	3.0%	4.0%	Includes tenant reinsurance
Same-store property NOI growth	6.0%	8.0%	Includes tenant reinsurance
Weighted average LIBOR	0.4%	0.4%

Net tenant reinsurance income	$41,000,000	$42,000,000
General & administrative expenses	$51,500,000	$53,500,000
Non-cash compensation expense	$5,000,000	$5,000,000
Average monthly cash balance	$16,000,000	$16,000,000
Equity in earnings of real estate ventures	$10,000,000	$11,000,000
Acquisition activity	$500,000,000	$500,000,000
Interest expense	$88,000,000	$90,000,000
Non-cash interest expense	$2,700,000	$2,700,000	Excluded from FFO as adjusted
Taxes associated with the company’s REIT subsidiary	$11,500,000	$12,500,000	Includes solar tax credits
Solar tax credits	$4,500,000	$4,500,000
Acquisition related costs	$5,000,000	$5,000,000	Excluded from FFO as adjusted

Weighted average share count	123,000,000	123,000,000	Assumes redemption of all OP units

FFO estimates for the year are fully diluted for an estimated average number of shares and units of the Operating Partnership outstanding during the year.  The Company’s estimates are forward-looking and based on management’s view of current and future market conditions.  The Company’s actual results may differ materially from these estimates.

Supplemental Financial Information:

Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s website at www.extraspace.com. Click on the “Investor Relations” link on the home page, then on “Financial & Stock Info,” then on “Quarterly Earnings” on the left of the page.  This supplemental information provides additional detail on items that include property occupancy and financial performance by portfolio and market, debt maturity schedules and performance of lease-up assets.

Conference Call:

The Company will host a conference call at 12:00 p.m. Eastern Time on Friday, February 21, 2014, to discuss its financial results. To participate in the conference call, please dial 866-700-0133 or 617-213-8831 for international participants, conference ID:  62920565.  The conference call will also be available on the Company’s website at www.extraspace.com.  To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.  A replay of the call will be available for 30 days on the Company’s website in the Investor Relations section.

A replay of the call will also be available by telephone, from 4:00 p.m. Eastern Time on February 21, 2014, until midnight Eastern Time on March 21, 2014.  The replay dial-in numbers are 888-286-8010 or 617-801-6888 for international callers, conference ID: 34245226.

Forward-Looking Statements:

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends,” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.  There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release.  Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Such factors include, but are not limited to:

•                  adverse changes in general economic conditions, the real estate industry and the markets in which we operate;

•                  failure to close pending acquisitions on expected terms, or at all;

•                  the effect of competition from new and existing self-storage facilities or other storage alternatives, which could cause rents and occupancy rates to decline;

•                  difficulties in our ability to evaluate, finance, complete and integrate acquisitions and developments successfully and to lease up those properties, which could adversely affect our profitability;

•                  potential liability for uninsured losses and environmental contamination;

•                  the impact of the regulatory environment as well as national, state and local laws and regulations, including, without limitation, those governing real estate investment trusts (“REITs”), tenant reinsurance and other aspects of our business, which could adversely affect our results;

•                  disruptions in credit and financial markets and resulting difficulties in raising capital or obtaining credit at reasonable rates or at all, which could impede our ability to grow;

•                  increased interest rates and operating costs;

•                  reductions in asset valuations and related impairment charges;

•                  the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;

•                  the failure to maintain our REIT status for federal income tax purposes;

•                  economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan; and

•                  difficulties in our ability to attract and retain qualified personnel and management members.

All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Definition of FFO:

FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net earnings. Net earnings assume that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses.  The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets.  FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of operating properties and impairment write downs of depreciable real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements.

For informational purposes, the Company provides FFO as adjusted for the exclusion of non-recurring revenues and expenses, acquisition related costs and non-cash interest charges related to the Operating Partnership’s exchangeable senior notes.  Although the Company’s calculation of FFO as adjusted differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, the Company believes it provides a meaningful supplemental measure of operating performance.  The Company believes that by excluding non-recurring revenues and expenses, the costs related to acquiring properties and non-cash interest charges from the exchangeable senior notes, stockholders and potential investors are presented with an indicator of its operating performance that more closely achieves the objectives of the real estate industry in presenting FFO.  FFO as adjusted by the Company should not be considered a replacement of the NAREIT definition of FFO.  The computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently.  FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.

Definition of Same-Store Properties:

The Company’s same-store properties for the periods presented consist of 344 properties that are wholly-owned and operated and that were stabilized by the first day of the earliest calendar year presented.  The Company considers a property to be stabilized once it has been open for three years or has sustained average square foot occupancy of 80.0% or more for one calendar year.  Same-store results provide information relating to property operations without the effects of acquisitions or completed developments and should not be used as a basis for future same-store performance or for the performance of the Company’s properties as a whole.

About Extra Space Storage Inc.:

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a self-administered and self-managed REIT.  As of December 31, 2013, the Company owned and/or operated 1,029 self-storage properties in 35 states, Washington, D.C. and

Puerto Rico.  The Company’s properties comprise approximately 680,000 units and approximately 75.7 million square feet of rentable space.  The Company offers customers a wide selection of conveniently located and secure storage solutions across the country, including boat storage, RV storage and business storage.  The Company is the second largest owner and/or operator of self-storage properties in the United States and is the largest self-storage management company in the United States.

###

For Information:

Clint Halverson

Extra Space Storage Inc.

(801) 365-4597

Extra Space Storage Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	December 31, 2013	December 31, 2012
	(Unaudited)

Assets:
Real estate assets, net	$3,636,544	$2,991,722

Investments in unconsolidated real estate ventures	88,125	106,313
Cash and cash equivalents	126,723	30,785
Restricted cash	21,451	16,976
Receivables from related parties and affiliated real estate joint ventures	7,542	11,078
Other assets, net	96,755	66,603
Total assets	$3,977,140	$3,223,477

Liabilities, Noncontrolling Interests and Equity:
Notes payable	$1,588,596	$1,369,690
Premium on notes payable	4,948	3,319
Exchangeable senior notes	250,000	—
Discount on exchangeable senior notes	(16,487)	—
Notes payable to trusts	119,590	119,590
Lines of credit	—	85,000
Accounts payable and accrued expenses	60,601	52,299
Other liabilities	37,997	48,248
Total liabilities	2,045,245	1,678,146

Commitments and contingencies

Noncontrolling Interests and Equity:
Extra Space Storage Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 115,755,527 and 110,737,205 shares issued and outstanding at December 31, 2013, and December 31, 2012, respectively	1,157	1,107
Paid-in capital	1,973,159	1,740,037
Accumulated other comprehensive income (deficit)	10,156	(14,273)
Accumulated deficit	(226,002)	(235,064)
Total Extra Space Storage Inc. stockholders’ equity	1,758,470	1,491,807
Noncontrolling interest represented by Preferred Operating Partnership units, net of $100,000 note receivable	80,947	29,918
Noncontrolling interests in Operating Partnership	91,453	22,492
Other noncontrolling interests	1,025	1,114
Total noncontrolling interests and equity	1,931,895	1,545,331
Total liabilities, noncontrolling interests and equity	$3,977,140	$3,223,477

Consolidated Statement of Operations for the Three Months and Years Ended December 31, 2013 and 2012

(In thousands, except share and per share data)

	For the Year Ended December 31,		Three months ended December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)	(Unaudited)
Revenues:
Property rental	$446,682	$346,874	$122,538	$97,681
Tenant reinsurance	47,317	36,816	12,692	9,756
Management fees	26,614	25,706	6,704	6,230
Total revenues	520,613	409,396	141,934	113,667

Expenses:
Property operations	140,012	114,028	37,737	31,305
Tenant reinsurance	9,022	7,869	2,037	3,218
Acquisition related costs	8,618	5,351	5,056	1,787
General and administrative	54,246	50,454	13,795	12,710
Depreciation and amortization	95,232	74,453	25,994	21,535
Total expenses	307,130	252,155	84,619	70,555

Income from operations	213,483	157,241	57,315	43,112

Gain on sale of real estate assets	960	—	160	—
Loss on extinguishment of debt related to portfolio acquisition	(9,153)	—	—	—
Interest expense	(71,630)	(71,850)	(19,638)	(19,502)
Non-cash interest expense related to amortization of discount on equity component of exchangeable senior notes	(1,404)	(444)	(457)	—
Interest income	749	1,816	230	632
Interest income on note receivable from Preferred Operating Partnership unit holder	4,850	4,850	1,212	1,212
Income before equity in earnings of unconsolidated real estate ventures and income tax expense	137,855	91,613	38,822	25,454

Equity in earnings of unconsolidated real estate ventures	11,653	10,859	2,711	3,011
Equity in earnings of unconsolidated real estate ventures - gain on sale of real estate assets and purchase of joint venture partners’ interests	46,032	30,630	43,476	11,581
Income tax expense	(9,984)	(5,413)	(2,837)	(1,173)
Net income	185,556	127,689	82,172	38,873
Net income allocated to Preferred Operating Partnership noncontrolling interests	(8,006)	(6,876)	(2,511)	(1,768)
Net income allocated to Operating Partnership and other noncontrolling interests	(5,474)	(3,504)	(2,721)	(1,029)
Net income attributable to common stockholders	$172,076	$117,309	$76,940	$36,076

Earnings per common share
Basic	$1.54	$1.15	$0.66	$0.33
Diluted	$1.53	$1.14	$0.66	$0.34

Weighted average number of shares
Basic	111,349,361	102,290,200	113,495,805	107,830,985
Diluted	111,689,409	106,523,015	114,560,673	112,007,741

Reconciliation of the Range of Estimated Fully Diluted Earnings Per Share to Estimated Fully Diluted FFO Per Share — for the Three Months Ending March 31, 2014 and the Year Ending December 31, 2014 — Unaudited

	For the Three Months Ending March 31, 2014		For the Year Ending December 31, 2014
	Low End	High End	Low End	High End
Earnings attributable to common stockholders per diluted share	$0.25	$0.28	$1.34	$1.43
Income allocated to noncontrolling interest - Preferred Operating Partnership and Operating Partnership	0.03	0.03	0.15	0.15
Fixed component of income allocated to non-controlling interest - Preferred Operating Partnership	(0.01)	(0.01)	(0.05)	(0.05)
Net income attributable to common stockholders for diluted computations	0.27	0.30	1.44	1.53

Adjustments:
Real estate depreciation	0.18	0.18	0.73	0.73
Amortization of intangibles	0.03	0.03	0.11	0.11
Joint venture real estate depreciation and amortization	0.01	0.01	0.04	0.04
Funds from operations	$0.49	$0.52	$2.32	$2.41

Adjustments:
Non-cash interest expense related to amortization of discount on exchangeable senior notes	0.01	0.01	0.02	0.02
Acquisition related costs	0.02	0.02	0.04	0.04
Funds from operations as adjusted	$0.52	$0.55	$2.38	$2.47